Exhibit 99.1

For Immediate Release

Quality Distribution, LLC Closes $85.0 Million of Senior Floating Rate Notes

TAMPA, FL, January 28, 2005—Quality Distribution, LLC, the wholly owned subsidiary of Quality Distribution, Inc. (NASDAQ: QLTY), and its wholly owned subsidiary, QD Capital Corporation, today announced that they have consummated their previously announced private placement offering of $85.0 million of Senior Floating Rate Notes due 2012 (the “Notes”).

The Notes were issued at a price to investors of 98% of their principal amount. The Notes bear interest at a rate equal to three-month LIBOR plus 4.50%, reset on a quarterly basis. Concurrently with the consummation of the offering of the Notes, the previously announced amendment to the credit agreement became fully effective.

In addition, on January 28, 2005, Quality Distribution, Inc. caused to be mailed an irrevocable notice of redemption to the holders of its Series B Floating Interest Rate Subordinated Term Securities due 2006 (the “FIRSTS”). Quality Distribution currently expects to redeem the FIRSTS on February 28, 2005 at a redemption price equal to par plus accrued and unpaid interest.

The Notes were offered within the United States only to qualified institutional buyers pursuant to rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Notes were not registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes.

Headquartered in Tampa, Florida, Quality Distribution, Inc., through its subsidiary, Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers, and through its affiliates and owners-operators, manages approximately 3,500 tractors and 8,000 trailers. Quality Distribution also provides other bulk transportation and related services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This news release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include Quality Distribution’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and Quality Distribution’s ability to attract and retain qualified drivers. In addition, difficulties or delays in consummating the offering of the Notes, the proceeds of which will be used to repay indebtedness, including indebtedness under the credit agreement, as well as other difficulties in effecting repayment of indebtedness or amending the credit agreement, could cause Quality Distribution’s results to differ materially from current expectations. Readers are urged to carefully review and consider the various disclosures made by Quality Distribution in the risk factors disclosed in Quality Distribution’s Form 10-K for the year ended December 31, 2003 as well as other periodic reports filed with the Securities and Exchange Commission. Quality Distribution disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this news release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031, ext. 7376